QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

AVIZA TECHNOLOGY, INC.
LIST OF SUBSIDIARIES

Name of Subsidiary	State or Jurisdiction in which Incorporated or Organized

Aviza, Inc.	Delaware
Trikon Technologies, Inc.	Delaware
Subsidiaries of Aviza, Inc.
Aviza Technology (Shanghai) Inc.	China
Aviza Technology International, Inc.	Delaware
Subsidiaries of Aviza Technology International, Inc.
Aviza Technology S.A.S.	France
Aviza Technology GmbH	Germany
Aviza Technology (Scotland) Ltd.	United Kingdom
Aviza Technology (Cayman) Ltd.	Cayman Islands
Aviza Technology Korea Co., Ltd	Korea
Aviza Technology K.K.	Japan
Aviza Technology Sdn. Bhd.	Malaysia
Aviza Technology Pte. Ltd.	Singapore
Aviza Technology International, Inc., Taiwan Branch	Taiwan
Subsidiaries of Trikon Technologies, Inc.
Aviza Europe Limited	United Kingdom
Subsidiaries of Aviza Europe Limited
Trikon Equipment Limited	United Kingdom
Aviza Technology Limited	United Kingdom
Trikon Technologies Limited	United Kingdom
E.T. Equipments Limited	United Kingdom
Trikon Technologies Sarl	France
Aviza Technologies (Israel) Limited	Israel
Trikon Technologies B.V.	Netherlands

QuickLinks

  Exhibit 21.1
AVIZA TECHNOLOGY, INC. LIST OF SUBSIDIARIES